Exhibit 99.1

ITC Reports Continued Strong Growth for Second Quarter and Year-to-Date 2015 Results

Highlights

•              Second quarter 2015 operating earnings of $0.52 per diluted common share increased over the same period last year; second quarter 2015 reported earnings of $0.46 per diluted common share

•              Operating earnings for the six months ended June 30, 2015 of $0.98 per diluted common share increased over the same period last year; reported earnings for the six months ended June 30, 2015 of $0.89 per diluted common share

•              Capital investments of $331 million for the six months ended June 30, 2015

•              Reaffirmed 2015 operating earnings per share guidance of $2.00 to $2.15 per diluted share and capital investment guidance of $710 to $810 million

	Three months ended		Six months ended
	June 30,		June 30,
(in thousands, except per share data)	2015	2014	2015	2014
OPERATING REVENUES	$275,058	$263,214	$547,545	$521,817
REPORTED NET INCOME	$72,336	$54,336	$139,468	$123,472
OPERATING EARNINGS	$80,823	$72,695	$153,880	$142,462
REPORTED DILUTED EPS	$0.46	$0.34	$0.89	$0.78
OPERATING DILUTED EPS	$0.52	$0.46	$0.98	$0.90

NOVI, Mich., July 30, 2015 - ITC Holdings Corp. (NYSE: ITC) announced today its results for the second quarter and six month period ended June 30, 2015.

Reported net income for the second quarter, measured in accordance with Generally Accepted Accounting Principles (GAAP), was $72.3 million, or $0.46 per diluted common share, compared to $54.3 million or $0.34 per diluted common share for the second quarter of 2014. For the six months ended June 30, 2015, reported net income was $139.5 million, or $0.89 per diluted common share, compared to $123.5 million, or $0.78 per diluted common share for the same period last year.

Operating earnings for the second quarter were $80.8 million, or $0.52 per diluted common share, compared to operating earnings of $72.7 million, or $0.46 per diluted common share for the second quarter of 2014. For the six months ended June 30, 2015, operating earnings were $153.9 million, or $0.98 per diluted common share, compared to operating earnings of $142.5 million, or $0.90 per diluted common share for the same period last year.

ITC invested $331 million in capital projects during the six month period ended June 30, 2015, including $82.8 million at ITCTransmission, $51.2 million at METC, $182.9 million at ITC Midwest, $10.0 million at ITC Great Plains and $4.1 million of Development and Other.

“We are pleased to report another strong quarter in which we met our operational and financial targets,” said Joseph L. Welch, chairman, president and CEO of ITC. “During the second quarter, we completed the largest project in ITC’s history, the Thumb Loop project at ITCTransmission ahead of schedule and under budget, while also delivering operational excellence to our customers and superior growth to our shareholders.”

Operating Earnings

Operating earnings are non-GAAP measures that exclude the impact of after-tax expenses associated with the following items:

1.              The Entergy Corporation transaction expenses of approximately $0.2 million for the second quarter of 2014. These expenses total $0.7 million for the six months ended June 30, 2014.

2.              Regulatory charges of approximately $1.1 million, or $0.01 per diluted common share, for the six months ended June 30, 2015 and $0.1 million for both the second quarter and six month period ended June 30, 2014. The 2015 charge relates to management’s decision to write-off abandoned project costs at ITCTransmission. The 2014 charge relates to certain acquisition accounting adjustments for ITC Midwest, ITCTransmission, and METC resulting from the FERC audit order on ITC Midwest issued in May 2012.

3.              Loss on extinguishment of debt associated with the cash tender offer and consent solicitation transaction for select bonds at ITC Holdings that we completed in the second quarter of 2014. The impact of this item totaled $18.1 million, or $0.12 per diluted common share, for both the second quarter and six month period ended June 30, 2014.

4.              The estimated refund liability associated with the Midcontinent ISO (MISO) regional base ROE rate (the “base ROE”) of $8.5 million, or $0.06 per diluted common share, and $13.3 million, or $0.08 per diluted common share, for the second quarter and six month period ended June 30, 2015, respectively. The refund liability reflects the estimated refund obligation associated with the base ROE 206 complaints.

Operating earnings for the second quarter and six month period ended June 30, 2015 increased by $8.1 million, or $0.06 per diluted common share, and $11.4 million, or $0.08 per diluted common share, compared with the same period last year. The increases compared to the prior period were largely attributable to higher income associated with increased rate base at our operating companies, partially offset by non-recoverable bonus payments expensed primarily in the first quarter associated with completion of the Kansas V-Plan Project at ITC Great Plains in December of 2014. Absent the Kansas V-Plan Project bonus payments, year-over-year operating earnings would have increased by approximately 14% year-to-date.

Balance Sheet Activities

ITC Holdings established an ongoing commercial paper program on June 8, 2015, under which unsecured commercial paper can be issued and sold in an aggregate amount not to exceed $400.0 million outstanding at any one time. As of June 30, 2015, ITC Holdings had approximately $50.0 million of commercial paper issued and outstanding under the program. The proceeds from the issuance were used for general corporate purposes, including the repayment of borrowings under ITC Holdings’ revolving credit agreement.

2015 EPS and Capital Investment Guidance

For 2015, ITC is reaffirming its full year operating earnings per share guidance of $2.00 to $2.15. ITC is also reaffirming its 2015 capital guidance range of $710 to $810 million, which includes $170 to $200 million for ITCTransmission, $150 to $170 million for METC, $380 to $405 million for ITC Midwest, $10 to $25 million for ITC Great Plains and up to $10 million of Development and Other.

Second Quarter 2015 Operating Earnings Financial Results Detail — non-GAAP Measure

ITC’s operating revenues for the second quarter of 2015 increased to $288.4 million compared to $263.2 million for the second quarter of 2014. Amounts reported for the second quarter of 2015 exclude approximately $13.3 million in reduced pre-tax revenues associated with the base ROE refund liability. This increase was primarily due to higher revenue requirements attributable to a higher rate base at our regulated operating subsidiaries, as well as an increase in regional cost sharing revenues resulting from additional capital projects being placed in-service that have been identified by the MISO as eligible for regional cost sharing.

Operation and maintenance (O&M) expenses of $30.0 million were $4.2 million higher than the same period in 2014. The increase in O&M expenses was primarily due to higher vegetation management requirements and higher expenses associated with substation and overhead line maintenance activities.

General and administrative (G&A) expenses of $32.5 million were $2.5 million higher compared to the same period in 2014. Amounts reported for the second quarter 2014 exclude $0.3 million of pre-tax expenses related to the Entergy transaction. The increase in G&A expenses was primarily due to higher compensation expenses related to personnel additions.

Depreciation and amortization expenses of $35.6 million increased by $4.3 million compared to the same period in 2014 due to a higher depreciable base resulting from property, plant and equipment additions.

Taxes other than income taxes of $18.8 million were $1.7 million higher than the same period in 2014. This increase was due to 2014 capital additions at our regulated operating subsidiaries, which are included in the tax base for 2015 personal property tax calculations.

Interest expense of $49.7 million increased by $3.9 million compared to the same period in 2014. Amounts reported for the second quarter of 2015 and 2014 exclude $0.5 million and $0.1 million, respectively, of pre-tax expenses related to the adjustments to operating earnings. The increase was due primarily to higher borrowing levels to finance capital investments.

The effective income tax rate for the second quarter of 2015 was 37.5 percent compared to 37.9 percent for the same period last year. Amounts reported for the second quarter of 2015 and 2014 exclude income taxes of approximately $5.3 million and $11.1 million, respectively, associated with adjustments to operating earnings.

Year-to-Date 2015 Operating Earnings Financial Results Detail — non-GAAP Measure

ITC’s operating revenues for the six months ended June 30, 2015 increased to $568.3 million compared to $521.8 million from the same period last year. Amounts reported for the six months ended June 30, 2015 exclude approximately $20.8 million in reduced pre-tax revenues associated with the base ROE refund liability. This increase was primarily due to higher revenue requirements attributable to a higher rate base at our regulated operating subsidiaries, as well as an increase in regional cost sharing revenues due to additional capital projects being placed in-service that have been identified by MISO as eligible for regional cost sharing.

O&M expenses of $55.6 million were $4.9 million higher for the six months ended June 30, 2015 compared to the same period in 2014. The increase in O&M expenses was primarily due to higher vegetation management requirements and higher expenses associated with substation and overhead line maintenance activities.

G&A expenses of $71.9 million were $14.9 million higher compared to the same period in 2014. Amounts reported for the six months ended June 30, 2015 exclude approximately $1.5 million of pre-tax expenses related to regulatory charges and the six months ended June 30, 2014 exclude approximately $1.3 million of pre-tax expenses associated with the Entergy transaction. The increase in G&A expenses was primarily due to incentive-based compensation for bonus payments associated with completion of the Kansas V-Plan Project at ITC Great Plains in December of 2014.

Depreciation and amortization expenses of $70.0 million increased by $7.3 million for the six months ended June 30, 2015 compared to the same period in 2014 due to a higher depreciable base resulting from property, plant and equipment additions.

Taxes other than income taxes of $41.2 million were $2.9 million higher compared to the same period in 2014. This increase was due to 2014 capital additions made at our regulated operating subsidiaries, which are included in the tax base for 2015 personal property taxes.

Interest expense of $97.8 million was $6.8 million higher compared to the same period in 2014. Amounts reported for the six months ended June 30, 2015 and 2014 exclude approximately $0.9 million and $0.2 million, respectively, of pre-tax expenses associated with the adjustments to operating earnings noted previously. The increase in interest expense was due primarily to higher borrowing levels to finance capital investments.

The effective income tax rate for the six months ended June 30, 2015 was 37.5 percent compared to 38.1 percent for the same period in 2014. Amounts reported for the six months ended June 30, 2015 and 2014 exclude income taxes of $8.8 million and $11.6 million, respectively, associated with adjustments to operating earnings noted previously.

Second Quarter Conference Call and Webcast

Joseph L. Welch, chairman, president and CEO and Rejji P. Hayes, senior vice president, CFO and treasurer will discuss the second quarter results in a conference call at 11 a.m. Eastern on Thursday, July 30, 2015. Individuals wishing to participate in the conference call may dial toll-free 877-644-1296 (domestic) or 914-495-8555 (international); there is no passcode. A listen-only live webcast of the conference call, including accompanying slides and the earnings release, will be available on the company’s investor information page. The conference call replay, available through August 4, 2015, can be accessed by dialing 855-859-2056 (toll free) or 404-537-3406, passcode 66293148. The webcast will be archived on the ITC website.

Other Available Information

More detail about second quarter 2015 results may be found in ITC’s Form 10-Q filing. Once filed with the Securities and Exchange Commission, an electronic copy of our 10-Q can be found at our website, http://investor.itc-holdings.com. Paper copies can also be made available by contacting us through our website. Additionally, a calendar of our future earnings calls can be found at our website, http://investor.itc-holdings.com.

About ITC Holdings Corp.

ITC Holdings Corp. (NYSE: ITC) is the nation’s largest independent electric transmission company. Based in Novi, Michigan, ITC invests in the electric transmission grid to improve reliability, expand access to markets, lower the overall cost of delivered energy and allow new generating resources to interconnect to its transmission systems. Through its regulated operating subsidiaries ITCTransmission, Michigan Electric Transmission Company, ITC Midwest and ITC Great Plains, ITC owns and operates high-voltage transmission facilities in Michigan, Iowa, Minnesota, Illinois, Missouri, Kansas and Oklahoma, serving a combined peak load exceeding 26,000 megawatts along approximately 15,600 circuit miles of transmission line. ITC’s grid development focus includes growth through regulated infrastructure investment as well as domestic and international expansion through merchant and other commercial development opportunities. For more information, please visit ITC’s website at www.itc-holdings.com (ITC-itc-F).

GAAP v. Non-GAAP Measures

ITC’s reported earnings are prepared in accordance with GAAP and represent earnings as reported to the Securities and Exchange Commission. ITC’s management believes that operating earnings, or GAAP earnings adjusted for specific items as described in the release that are generally not indicative of our core operations, provides additional information that is useful to investors in understanding ITC’s underlying performance, business and performance trends, and helps facilitate period to period comparisons. However, non-GAAP financial measures are not required to be uniformly applied, are not audited and should not be considered in isolation or as substitutes for results prepared in accordance with GAAP.

Safe Harbor Statement

This press release contains certain statements that describe our management’s beliefs concerning future business conditions, plans and prospects, growth opportunities and the outlook for our business and the electricity transmission industry based upon information currently available. Such statements are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Wherever possible, we have identified these forward-looking statements by words such as “will,” “may,” “anticipates,” “believes,” “intends,” “estimates,” “expects,” “projects” and similar phrases. These forward-looking statements are based upon assumptions our management believes are reasonable. Such forward looking statements are subject to risks and uncertainties which could cause our actual results, performance and achievements to differ materially from those expressed in, or implied by, these statements, including, among others, the risks and uncertainties disclosed in our annual reports on Form 10-K, quarterly reports on Form 10-Q and other filings made with the Securities and Exchange Commission.

Because our forward-looking statements are based on estimates and assumptions that are subject to significant business, economic and competitive uncertainties, many of which are beyond our control or are subject to change, actual results could be materially different and any or all of our forward-looking statements may turn out to be wrong. Forward-looking statements speak only as of the date made and can be affected by assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in our discussion in this release and in our annual and quarterly reports will be important in determining future results. Consequently, we cannot assure you that our expectations or forecasts expressed in such forward-looking statements will be achieved. Except as required by law, we undertake no obligation to publicly update any of our forward-looking or other statements, whether as a result of new information, future events, or otherwise.

Investor/Analyst contact: Stephanie Amaimo, 248-946-3572; samaimo@itctransco.com

Media contact: Robert Doetsch, 248-946-3493; rdoetsch@itctransco.com

ITC HOLDINGS CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended		Six months ended
	June 30,		June 30,
(in thousands, except per share data)	2015	2014	2015	2014
OPERATING REVENUES	$275,058	$263,214	$547,545	$521,817
OPERATING EXPENSES
Operation and maintenance	30,026	25,836	55,588	50,697
General and administrative	32,493	30,308	73,387	58,270
Depreciation and amortization	35,578	31,295	70,013	62,673
Taxes other than income taxes	18,786	17,076	41,166	38,269
Other operating (income) and expenses — net	(233)	(229)	(469)	(461)
Total operating expenses	116,650	104,286	239,685	209,448
OPERATING INCOME	158,408	158,928	307,860	312,369
OTHER EXPENSES (INCOME)
Interest expense — net	50,198	45,854	98,672	91,163
Allowance for equity funds used during construction	(7,464)	(4,932)	(15,013)	(9,944)
Loss on extinguishment of debt	—	29,074	—	29,074
Other income	(189)	(236)	(438)	(397)
Other expense	431	1,625	1,615	2,958
Total other expenses (income)	42,976	71,385	84,836	112,854
INCOME BEFORE INCOME TAXES	115,432	87,543	223,024	199,515
INCOME TAX PROVISION	43,096	33,207	83,556	76,043
NET INCOME	$72,336	$54,336	$139,468	$123,472
Basic earnings per common share	$0.47	$0.34	$0.90	$0.78
Diluted earnings per common share	$0.46	$0.34	$0.89	$0.78
Operating diluted earnings per common share	$0.52	$0.46	$0.98	$0.90
Dividends declared per common share	$0.1625	$0.1425	$0.3250	$0.2850

RECONCILIATION OF REPORTED NET INCOME (GAAP) TO OPERATING EARNINGS (NON-GAAP MEASURE) - UNAUDITED

	Three months ended		Six months ended
	June 30,		June 30,
	2015	2014	2015	2014
Reported net income (GAAP)	$72,336	$54,336	$139,468	$123,472
After-tax Entergy transaction related expenses	—	179	—	744
After-tax regulatory charges	—	66	1,083	132
After-tax debt extinguishment & consent solicitation fees	—	18,114	—	18,114
After-tax MISO regional base ROE rate refund liability	8,487	—	13,329	—
Operating earnings (non-GAAP)	$80,823	$72,695	$153,880	$142,462

RECONCILIATION OF REPORTED DILUTED EPS (GAAP) TO OPERATING DILUTED EPS (NON-GAAP MEASURE) - UNAUDITED

	Three months ended		Six months ended
	June 30,		June 30,
	2015	2014	2015	2014
Reported diluted EPS (GAAP)	$0.46	$0.34	$0.89	$0.78
After-tax Entergy transaction related expenses	—	—	—	—
After-tax regulatory charges	—	—	0.01	—
After-tax debt extinguishment & consent solicitation fees	—	0.12	—	0.12
After-tax MISO regional base ROE rate refund liability	0.06	—	0.08	—
Operating diluted EPS (non-GAAP)	$0.52	$0.46	$0.98	$0.90

ITC HOLDINGS CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION (UNAUDITED)

	June 30,	December 31,
(in thousands, except share data)	2015	2014
ASSETS
Current assets
Cash and cash equivalents	$12,790	$27,741
Accounts receivable	119,168	100,998
Inventory	29,566	30,892
Deferred income taxes	16,072	14,511
Regulatory assets	8,974	5,393
Prepaid and other current assets	15,449	7,281
Total current assets	202,019	186,816
Property, plant and equipment (net of accumulated depreciation and amortization of $1,438,404 and $1,388,217, respectively)	5,751,630	5,496,875
Other assets
Goodwill	950,163	950,163
Intangible assets (net of accumulated amortization of $26,579 and $24,917, respectively)	47,142	48,794
Regulatory assets	242,162	223,712
Deferred financing fees (net of accumulated amortization of $15,520 and $15,972, respectively)	30,890	30,311
Other	59,214	37,418
Total other assets	1,329,571	1,290,398
TOTAL ASSETS	$7,283,220	$6,974,089
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$96,677	$107,969
Accrued payroll	16,389	23,502
Accrued interest	52,231	50,538
Accrued taxes	43,923	41,614
Regulatory liabilities	37,328	39,972
Refundable deposits from generators for transmission network upgrades	2,451	10,376
Debt maturing within one year	224,974	175,000
Other	6,094	14,043
Total current liabilities	480,067	463,014
Accrued pension and postretirement liabilities	70,197	69,562
Deferred income taxes	714,376	656,562
Regulatory liabilities	170,720	160,070
Refundable deposits from generators for transmission network upgrades	8,379	9,384
Other	18,814	17,354
Long-term debt	4,063,277	3,928,586
Commitments and contingent liabilities
STOCKHOLDERS’ EQUITY
Common stock, without par value, 300,000,000 shares authorized, 156,060,906 and 155,140,967 shares issued and outstanding at June 30, 2015 and December 31, 2014, respectively	920,807	923,191
Retained earnings	830,505	741,550
Accumulated other comprehensive income	6,078	4,816
Total stockholders’ equity	1,757,390	1,669,557
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$7,283,220	$6,974,089

ITC HOLDINGS CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW (UNAUDITED)

	Six months ended
	June 30,
(in thousands)	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$139,468	$123,472
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	70,013	62,673
Recognition, refund and collection of revenue accruals and deferrals — including accrued interest	(31,867)	(7,248)
Deferred income tax expense	47,979	56,978
Allowance for equity funds used during construction	(15,013)	(9,944)
Loss on extinguishment of debt	—	29,074
Other	10,863	8,142
Changes in assets and liabilities, exclusive of changes shown separately:
Accounts receivable	(19,758)	(28,890)
Inventory	1,326	2,611
Prepaid and other current assets	(8,166)	(9,623)
Accounts payable	(581)	(21,394)
Accrued payroll	(4,497)	(3,524)
Accrued interest	1,693	(1,951)
Accrued taxes	2,310	10,869
Other current liabilities	(532)	(9,370)
Other non-current assets and liabilities, net	4,161	(5,903)
Net cash provided by operating activities	197,399	195,972
CASH FLOWS FROM INVESTING ACTIVITIES
Expenditures for property, plant and equipment	(318,187)	(375,650)
Other	(5,542)	235
Net cash used in investing activities	(323,729)	(375,415)
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of long-term debt	225,000	473,664
Borrowings under revolving credit agreements	638,500	1,054,100
Borrowings under term loan credit agreements	—	110,000
Proceeds from commercial paper	49,974	—
Retirement of long-term debt — including debt retirement costs	—	(198,494)
Repayments of revolving credit agreements	(729,100)	(1,035,300)
Repayments under term loan credit agreements	—	(39,000)
Issuance of common stock	10,704	14,177
Dividends on common and restricted stock	(50,467)	(44,983)
Refundable deposits from generators for transmission network upgrades	981	5,208
Repayment of refundable deposits from generators for transmission network upgrades	(9,831)	(22,155)
Repurchase and retirement of common stock	(21,838)	(107,952)
Forward contract of accelerated share repurchase program	—	(46,000)
Other	(2,544)	(9,080)
Net cash provided by financing activities	111,379	154,185
NET DECREASE IN CASH AND CASH EQUIVALENTS	(14,951)	(25,258)
CASH AND CASH EQUIVALENTS — Beginning of period	27,741	34,275
CASH AND CASH EQUIVALENTS — End of period	$12,790	$9,017